Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT WITH KNOW-HOW
Agreement No: L2011

By and among
The Trustees of the University of Pennsylvania
and
The University of Florida Research Foundation, Incorporated, acting as a single party
(the “Licensors”)
and
Ophthotech Corporation
(the “Licensee”)

Dated: April 10, 2019

1

This Agreement is effective as of April 10, 2019 (the “Effective Date”) among the Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at Penn Center for Innovation, 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283 (hereinafter called “Penn”) and the University of Florida Research Foundation, Incorporated, a nonstock, nonprofit Florida corporation with offices located at 223 Grinter Hall, Gainesville, Florida 32611 (hereinafter called “UFRF” together with Penn, the “Licensors”), and Ophthotech Corporation, a Delaware corporation, having a place of business at One Penn Plaza, Suite 3520, New York, NY 10119 (hereinafter called “Licensee”).
WHEREAS, Licensee is engaged in business relating to the development and commercialization of products that can use or incorporate the Patent Rights (as defined below), Know-How (as defined below), Licensed Information (as defined below), and Subsequently Added Intellectual Property (as defined below) that is added to this Agreement pursuant to Section 2.7, and has the capability of developing commercial applications of such intellectual property;
WHEREAS, Penn and UFRF have developed gene therapy technology for treating bestrophinopathies, which are diseases associated with mutations in the BEST1 gene, owned and/or controlled, either wholly or jointly, by Penn and/or UFRF as described in Licensed Information and the [**] Patent (as defined below) and other Patent Rights, and embodied in the Know-How and Subsequently Added Intellectual Property;
WHEREAS, Penn, UFRF and Licensee entered into an option agreement, dated as of October 30, 2018 (the “Option Agreement”), pursuant to which Penn and UFRF granted to Licensee an exclusive option to negotiate to acquire a license to the foregoing BEST1 gene therapy technology; and
WHEREAS, Penn and UFRF are willing to grant a license to Licensee under the Patent Rights, Licensed Information, Know-How and Subsequently Added Intellectual Property; and Licensee desires a license under them.
THEREFORE, Licensee and Licensors agree as follows:

Section 1    Definitions
1.1    “Affiliate” means, with respect to a party, (a) any entity which controls at least fifty percent (50%) of the equity or voting stock of such party, (b) any entity fifty percent (50%) of whose equity or voting stock is owned or controlled by such party or (c) any entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of such party. A “wholly-owned” Affiliate means with respect to a party, (1) an Affiliate which controls one hundred percent (100%) of the equity or voting stock of such party, (2) any Affiliate one hundred percent (100%) of whose equity or voting stock is owned or controlled by such party or (3) any Affiliate of which one hundred (100%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling one hundred percent (100%) of such party.
1.2    “Biosimilar” means any biological product that receives Regulatory Approval (a) under the biosimilarity standard set forth under 42 U.S.C. §§ 262(i)(2) and (k) for the United States, and under any foreign equivalent biosimilarity standards, on a country-by-country basis, and (b) for which the reference product (as defined in 42 U.S.C. § 262(i)(4) and any foreign equivalent thereof, on a country-by-country basis) is a Licensed Product.
1.3    “BLA” means (a) a Biologics License Application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA, or any successor application or procedure, and any foreign counterpart of a United States Biologics License Application, and (b) all supplements and amendments, including supplemental Biologics License Applications (and any foreign counterparts), that may be filed with respect to the foregoing.
1.4    “Category” means a category consisting of either (a) any and all [**] Products, taken as a whole, or (b) any and all [**] Products, taken as whole.
1.5    “Commercially Reasonable Efforts” means the efforts, level of activity and resources a reasonably prudent and diligent company, similarly situated as at the relevant date, would normally use to accomplish a similar objective under similar circumstances, and in addition, not less than a level of effort made by Licensee with respect to other products, product candidates from their own research efforts or other in-licensed products, at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles and of similar market and commercial potential.
1.6    “Controlled” means, with respect to any intellectual property right, the possession by a party (whether by ownership, license from an Affiliate or a Third Party, or control over an Affiliate having such possession by ownership or license) of the ability to grant to the other party access or a license (or sublicense, as the case may be) as provided herein.
1.7    “Covered” means, with respect to a product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).
1.8    “Development Plan” means the [**] written development plan summarizing the development activities, including regulatory activities, that are to be undertaken by or on behalf of the Licensee to bring Licensed Products to market in at least the United States and two of the Major European Countries, as it may be updated from time to time pursuant to this Agreement. The initial Development Plan for the [**] Products is attached as Appendix C.
1.9    “Development Report” means a written account of Licensee’s progress under the Development Plan for a certain period of time, and that includes at least the information specified on Appendix D.
1.10    “European Union” means, collectively, the member states of the European Union, as it may be constituted from time to time. For purposes of this Agreement, the European Union includes the United Kingdom.
1.11    “FDA” means the United States Food and Drug Administration, or any successor agency thereof.
1.12    “First Commercial Sale” means the first transfer or sale by Licensee, its Affiliates or a Sublicensee, whether at retail, wholesale or otherwise, of any Licensed Product, following the grant of a valid and enforceable Regulatory Approval, to a Third Party that is not an Affiliate or a Sublicensee.
1.13    “IND” means an investigational new drug application filed with the FDA, or the equivalent application in any foreign jurisdiction filed with another Regulatory Authority.
1.14    “[**] Patent” means the provisional U.S. patent application with filing number [**].
1.15    “[**] Products” has the meaning set forth in Section 1.42.
1.16    “Know-How” means, in each case, to the extent the same are Controlled, whether wholly or jointly, by Penn or UFRF, the information, results, capsid plasmid sequence information, protocols, descriptions, methodologies, methods and standard operating procedures set forth on Appendix A and in existence prior to the Effective Date.
1.17    “Licensed Field” means therapies for the prevention, treatment, control and palliation of human diseases associated with mutations in the BEST1 gene.
1.18    “Licensed Information” means, in each case, to the extent the same are Controlled, whether wholly or jointly, by Penn or UFRF, the information, results, vector sequence information (as a composite of elements and not the individual elements), and data set forth on Appendix B and in existence prior to the Effective Date.

1.19    “Licensed Product” means any product or part thereof that (i) incorporates, consists of, utilizes, or was developed utilizing Know-How, Licensed Information or any modifications or derivatives of Know-How or Licensed Information, (ii) is manufactured using Know-How, Licensed Information or any modifications or derivatives of Know-How or Licensed Information, or is manufactured using a process that is claimed or otherwise Covered by any of the Patent Rights, or (iii) is otherwise claimed or Covered by any of the Patent Rights. For clarity, [**] Products and [**] Products are considered Licensed Products.
1.20    “Licensed Territory” means worldwide.
1.21    “Loss of Market Exclusivity” means an event where, with respect to a Licensed Product in any country: (a) one or more Biosimilars are being sold in such country; and (b) aggregate Net Sales of the Licensed Product sold in that country during any calendar quarter following introduction of such Biosimilar have fallen by at least [**] percent ([**]%) in that country as compared to the average quarterly aggregate Net Sales of the Licensed Product sold in such country during the last four full calendar quarters immediately prior to the calendar quarter in which such Biosimilar was first introduced in such country. The Loss of Market Exclusivity shall take effect as of the first day of such subsequent calendar quarter.
1.22    “Major European Countries” means [**].
1.23     “Net Sales” means, with respect to a Licensed Product, the gross sales invoiced or received, whichever occurs first, by Licensee and Sublicensees in respect of Sales of such Licensed Product by Licensee and Sublicensees to unrelated Third Parties, less deductions actually taken or applied, in the case of both gross sales and deductions as determined in accordance with U.S. generally accepted accounting principles as consistently applied across Licensee’s and Sublicensees’ pharmaceutical products generally (the “Accounting Principles”), which deductions may include the following:
(a)    Trade, cash and/or quantity discounts actually allowed and taken with respect to such sales;
(b)    Tariffs, duties, excises, sales taxes or other taxes (except for value added taxes capable of reimbursement) imposed upon and paid with respect to the production, sale, delivery or use of the Licensed Product (excluding national, state or local taxes based on income);
(c)    Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and
(d)    Freight, insurance and other transportation charges incurred in shipping a Licensed Product to Third Parties.
Notwithstanding the foregoing, Net Sales shall not include transfers of Licensed Products, as applicable, (a) for use in clinical trials or non-clinical development activities with respect to Licensed Products by or on behalf of Licensee or Sublicensees, or (b) for “expanded access for individual patients” under the Federal Food, Drug, and Cosmetic Act 21 C.F.R. § 312.310 (or its foreign equivalent for ex-U.S. sales) provided to a patient at or below cost. For clarity, transfers by Licensee to or from its Affiliate(s) or Sublicensee(s) for resale shall not be treated as Net Sales, unless the Affiliate or the Sublicensee is an end user.
1.24    “Patent Challenge” means a challenge to the validity, scope, patentability, and/or enforceability of any of the Patent Rights or otherwise opposing any of the Patent Rights.
1.25    “Patent Rights” means, in each case, to the extent the same are Controlled, whether wholly or jointly, by Penn or UFRF:
(a)     the [**] Patent identified on Appendix A and the patent(s)/patent application(s) claiming the Licensed Information and/or Subsequently Added Intellectual Property and identified on Appendix G;
(b)    all United States and foreign patent applications claiming priority to any of the patent(s) and patent application(s) identified in Appendix A or Appendix G including divisionals, reissues, re-examinations, substitutions, continuations, and continuations-in-part (only to the extent of claims that are entitled under 35 U.S.C. Section 112 to the priority date of the patent(s)/patent application(s) identified on Appendix A or Appendix G); and
(c)    all United States and foreign patents issuing from the patent applications identified in Sections 1.25(a) and 1.25(b) (but in the case of patents issuing on continuations-in-part applications identified in Section 1.25(b), only to the extent of claims that are entitled under 35 U.S.C. Section 112 to the priority date of the patent(s)/patent application(s) identified on Appendix A or Appendix G), including, letters patent, patents of addition, extensions, restorations, registration or confirmation patents, patents resulting from post-grant proceedings, and supplementary protection certificates.
1.26    “Penn Principal Investigators” means the Penn employees who have agreed to participate in a statement of work under the Penn SRA.
1.27    “Penn SRA” means the Master Sponsored Research Agreement entered into on October 30, 2018 for the conduct of preclinical animal studies with [**] gene therapy (the “[**] Products”), and clinical natural history studies on human BEST1-associated maculopathies.
1.28    “Phase I Clinical Trial” means any first-in-human clinical trial of a Licensed Product, a principal purpose of which is to determine metabolism and pharmacologic actions of a product and the side effects associated with increasing doses in humans and that would satisfy the requirements under 21 C.F.R. § 312.21(a) for the United States, as amended from time to time, or the corresponding foreign regulations of a comparable Regulatory Authority.
1.29    “Phase III Clinical Trial” means a human clinical trial of a Licensed Product intended to be a pivotal trial for obtaining Regulatory Approval or to otherwise establish safety and efficacy in patients with the disease or condition being studied for purposes of filing a Biologics License Application and that would satisfy the requirements under 21 C.F.R. §

312.21(c), as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority.
1.30    “Rare Pediatric Disease Priority Review Voucher” or “PRV” means a voucher issued by the United States Secretary of Health and Human Services to the sponsor of a rare pediatric disease product application at the time of a marketing application approval, which entitles the holder of the voucher to designate a single human drug application submitted under Section 505(b)(1) of the FD&C Act or Section 351(a) of the United States Public Health Service Act as qualifying for a priority review, as further defined in 21 U.S.C. 360ff or any subsequent or superseding statute conferring similar rights.
1.31    “Regulatory Approval” means the approvals (excluding pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary to commercially distribute, sell or market a product in a country.
1.32    “Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity and any other agencies in any country involved in the granting or receipt of Regulatory Approvals.
1.33    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any governmental authority with respect to a Licensed Product other than a patent right, including rights conferred in the U.S. under the Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), the Orphan Drug Act (21 U.S.C. 360bb(a)(2)(A)), or the FDA Modernization Act of 1997 (21 U.S.C. 355a(b)), or rights similar thereto outside the United States, including without limitation, in the European Union, European Commission Regulation (EC) No 726/2004 and European Commission Directive 2001/83/EC (as amended).
1.34    “Sale” means any transaction for which consideration is received or booked by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a Licensed Product to or for the benefit of a Third Party. For clarity, sale, use, lease, transfer or other disposition of a Licensed Product by Licensee or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a Sale.
1.35    “SRA” means, as applicable, the Penn SRA, the Three-Party SRA or the UFSRA.
1.36     “Sublicense” means the agreement to grant or not to assert any right licensed to Licensee under Section 2.1, Section 2.2 or Section 2.3, including, any agreement that permits any use of all or part of the Patent Rights, Licensed Information or Know-How for research, development, or the manufacture, marketing, distribution, commercialization, sale, offer for sale, import or export of Licensed Products. An agreement that is described in this definition is a Sublicense whether or not it is called a “sublicense” and whether or not it is included in a stand-alone document or is part of a broader collaboration, development, or joint venture agreement or arrangement.
1.37    “Sublicensee” means any Third Party or Licensee Affiliate granted a Sublicense. “Sublicensee” also includes any Third Party or Licensee Affiliate to which Licensee sells a

Licensed Product and from which Licensee receives a royalty based on sales of the Licensed Product by the Third Party.
1.38    “Subsequently Added Intellectual Property” shall mean any Related Intellectual Property, Related Joint Intellectual Property, Related Penn Intellectual Property or Related UF Intellectual Property (as defined in the Penn SRA, Three-Party SRA and UFSRA) to which Licensee has exercised its option under Section 5.5 of the applicable SRA to have such Related Intellectual Property, Related Joint Intellectual Property, Related Penn Intellectual Property or Related UF Intellectual Property added to this Agreement, and which is further described on Appendix G, as such Appendix G may be updated in accordance with Section 2.8.
1.39    “Third Party” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, or any government or agency or political subdivision thereof, in each case other than Licensee, either Licensor, or any Affiliate of Licensee or either Licensor.
1.40    “Three-Party SRA” means the mutually agreeable Sponsored Research Agreement to be entered into by Licensee, Penn and UFRF for the conduct of preclinical animal studies with the [**] Products and any other preclinical animal studies agreed to by the parties.
1.41    “UF Principal Investigators” means [**].
1.42    “ UF SRA” means the mutually agreeable Sponsored Research Agreement to be entered into by Licensee and UFRF for the conduct of studies to finalize a vector construct for “[**]” BEST1 gene therapy (the “[**] Products”) and to test such construct in cells in vitro.
1.43    “Valid Claim” means (a) a claim of an issued patent that has not expired or been dedicated to the public, abandoned, disclaimed or rendered unenforceable through disclaimer or otherwise, nor been held invalid, unpatentable or unenforceable or revoked by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or (b) a claim within a patent application which application has not been pending for more than [**] from the date of its priority filing date and which claim has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or irretrievably abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken.
1.44    “[**] Products” has the meaning set forth in Section 1.27.
Section 2    Grant
2.1    Patent Rights. In return for the royalties and other payments described in Section 4, Licensors grant to Licensee a royalty-bearing, exclusive license under the Patent Rights in the Licensed Field and Licensed Territory to make, have made, use, have used, sell, offer to sell, have offered to sell, import, have imported, develop, have developed, research, have researched, commercialize and have commercialized Licensed Products. For clarity, Licensee shall be permitted to seek the right to export and have exported Licensed Products under this Agreement.
2.2    Know-How. In return for the royalties and other payments described in Section 4, Licensors grant to Licensee a royalty-bearing, non-exclusive license under the Know-How in the Licensed Field and Licensed Territory to make, have made, use, have used, sell, offer to sell, have offered to sell, import, have imported, develop, have developed, research, have researched, commercialize and have commercialized Licensed Products. For clarity, Licensee shall be permitted to seek the right to export and have exported Licensed Products under this Agreement.
2.3    Licensed Information.    In return for the royalties and other payments described in Section 4, Licensors grant to Licensee a royalty-bearing, exclusive license under the Licensed Information in the Licensed Field and Licensed Territory to make, have made, use, have used, sell, offer to sell, have offered to sell, import, have imported, develop, have developed, research, have researched, commercialize and have commercialized Licensed Products. For clarity, Licensee shall be permitted to seek the right to export and have exported Licensed Products under this Agreement.
2.4    Sublicense Rights.
(a)    Licensee may grant written Sublicenses to Third Parties with the prior written consent of Licensors not to be unreasonably withheld; provided that, Licensee may grant written Sublicenses, with the right to further sublicense, without the prior written consent of Licensors (i) to its Affiliates that are not owned or controlled in part by a Third Party Sublicensee or a Third Party distributor of Licensed Products (without regard to market capitalization) and (ii) to biopharmaceutical companies with a market capitalization of at least [**] Dollars (US$[**]). Any agreement granting a Sublicense shall state that the Sublicense is subject and subordinate to the terms of this Agreement, including termination. Licensee shall also include provisions in all Sublicenses to provide that in the event Sublicensee or its Affiliate brings a Patent Challenge against Licensors or assists another party in bringing a Patent Challenge against Licensors (except as required under a court order or subpoena or as part of proceedings initiated by a patent office and not provoked by Sublicensee or its Affiliate) then Licensee may terminate the Sublicense within [**]. Sublicenses granted hereunder shall (i) be issued in writing, (ii) to the extent applicable, include or incorporate all of the rights of Licensors and require the performance of obligations due to Licensors (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement and (iii) include or incorporate no less than the following terms and conditions:

(i)
Reasonable record keeping, audit and reporting obligations sufficient to enable Licensors and Licensee to reasonably verify the payments due to Licensee and to Licensors under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Licensed Products, provided that such obligations shall be no less stringent that those provided in this Agreement for Licensee.

(ii)
Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee hereunder and do not provide greater rights to Sublicensee than as provided in Section 8.

(iii)	Confidentiality provisions with respect to Confidential Information of Penn consistent with the restrictions on Licensee in Section 18 of this Agreement.

(iv)	A requirement of indemnification of Licensors by Sublicensee that is equivalent to the indemnification of Licensors by Licensee under Section 13 of this Agreement.

(v)
A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 13.3 of this Agreement, including coverage under such insurance of Penn and UFRF as provided in Section 13.3.

(vi)	Restriction on use of Licensors’ names etc. consistent with Section 14 of this Agreement.
Any Sublicense that does not include all of the terms and conditions set forth in this Section 2.4(a), or which is not issued in accordance with the terms and conditions set forth in this Section 2.4, shall be null and void.
(b)    Licensee shall provide Licensors with a final copy, with reasonable redactions (provided that the information reasonably necessary for Licensors to verify Licensee’s compliance with its obligations to Licensors under this Agreement shall not be redacted), within [**] after execution, of any Sublicense that grants any right (including, for the avoidance of doubt, an option) to commercialize a Licensed Product and/or under which Licensee has the right to receive payments related to the sublicensed rights or to commercialization of Licensed Product.
2.5    Patent Challenge. If Licensee (or any of its Affiliates) or Sublicensees (or any of their Affiliates) brings a Patent Challenge against Licensors, or Licensee (or any of its Affiliates) or Sublicensees (or any of their Affiliates) assists another party in bringing a Patent Challenge against Licensors (except as required under a court order or subpoena or as part of proceedings initiated by a patent office and not provoked by Licensee or its Affiliate or Sublicensee or its Affiliate), and Licensors do not terminate this Agreement pursuant to Section 9.4, then, if the Patent Challenge is successful, Licensee may not recoup any consideration, including royalties, paid to Licensors during the period of challenge. If a Patent Challenge is unsuccessful, Licensee shall reimburse Licensors for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.
2.6    Retained Rights. Penn reserves to itself and any of its non-commercial collaborators (subject to applicable confidentiality obligations), and UFRF reserves to itself and the University of Florida and any of its or their non-commercial collaborators (subject to applicable confidentiality obligations), the right under the Patent Rights, Licensed Information and Know-How to make, have made, develop, import, use and transfer to non-commercial collaborators Licensed Products solely for its and their internal research [**], clinical (including, but not limited to patient care at Shands Teaching Hospital and University of Florida patient care facilities and the Hospital of the University of Pennsylvania and Penn), and educational purposes; provided that Penn, UFRF and the University of Florida do not grant any rights under the Patent Rights or Licensed Information to commercialize or to manufacture any Licensed Product to any Third Party commercial entity. The right set forth in this Section 2.6 is subject in all cases to the confidentiality obligations of Section 18.
2.7    Un-Addressed Markets or Territories. If, after Licensee obtains Regulatory Approval in at least the United States and two of the Major European Countries, (i) Licensors receive a request from a Third Party to develop and commercialize a Licensed Product in a territory outside the United States and outside countries in the European Union and (ii) Licensee is not developing or commercializing a Licensed Product in such territory and has no current plans to do so, Licensors may refer such Third Party to Licensee and Licensee agrees to consider in good faith any proposal from such Third Party to develop and commercialize a Licensed Product in such territory and to consider in good faith whether to grant a Sublicense on commercially reasonable terms to such Third Party. For the avoidance of doubt, the determination of whether to grant such Sublicense shall be in Licensee’s sole, reasonable business discretion.
2.8    Related IP. If Licensee exercises its right pursuant to the applicable SRA to have Related Intellectual Property, Related Joint Intellectual Property, Related Penn Intellectual Property, or Related UF Intellectual Property (as defined in the Penn SRA, Three-Party SRA or UF SRA) added to the intellectual property licensed under this Agreement, then (i) Licensee shall prepare an amendment to this Agreement in a form reasonably acceptable to Penn and UFRF to include such Related Intellectual Property, Related Joint Intellectual Property, Related Penn Intellectual Property, or Related UF Intellectual Property on Appendix G hereto and (ii) [**], Penn and UFRF shall promptly execute such amendment to add such Related Intellectual Property, Related Joint Intellectual Property, Related Penn Intellectual Property or Related UF Intellectual Property to Appendix G and such rights shall be deemed to be “Subsequently Added Intellectual Property” hereunder by virtue of such amendment.
2.9    Exclusivity of [**]. During the term of this Agreement, UFRF shall use reasonable efforts to ensure that [**], to create a product candidate in or for the Licensed Field on behalf of [**], including in connection with the performance of sponsored research for or on behalf of [**].
2.10    Data Package Delivery. Licensee, from time to time, and solely in connection with the development of a Licensed Product, may make reasonable requests of Licensors for additional Licensed Information or Know How that is possessed by Licensors but that has not been previously delivered to Licensee. To the extent that such Licensed Information or Know How is readily available and is not subject to other restrictions or limitations, Licensors will make a reasonable effort to comply with such requests from Licensee and will each deliver to Licensee such requested Licensed Information or Know How. Licensee shall be responsible for Licensors’ reasonable out-of-pocket costs and expenses incurred in furtherance of the foregoing.

Section 3    Diligence Obligations
3.1    Development. Licensee agrees that:
(a)    it will use Commercially Reasonable Efforts to pursue the Development Plan with the intent to provide at least one Licensed Product for sale within at least the United States and two of the Major European Countries within the Licensed Field;
(b)    following Regulatory Approval, it will use Commercially Reasonable Efforts to commercialize at least one Licensed Product within at least the United States and two of the Major European Countries;
(c)    until such time as a Licensed Product receives Regulatory Approval in the United States and two of the Major European Countries, it will supply Penn, on behalf of both Licensors, with a written Development Report for each calendar year annually within [**] after the end of such calendar year; and
(d)    Licensee and Sublicensee(s) shall apply patent markings that meet all requirements of 35 U.S.C. §287 with respect to all Licensed Products.
3.2    First Commercial Sale; Milestones.
(a)    Milestone Obligations.
(i)    [**] Products. Licensee agrees that the First Commercial Sale of a [**] Product to a customer shall occur on or before [**]. In addition, if Licensee fails to achieve such First Commercial Sale within such timeframe or if Licensee fails to meet the milestones shown in Appendix F-1 (as such due dates or milestones may be extended in accordance with Section 3.2(b)) by their respective due dates, Licensors may terminate this Agreement pursuant to Section 9.3(b) but solely with respect to Licensee’s rights and licenses to the Category of [**] Products. For clarity, the foregoing diligence obligations shall be deemed satisfied if met by one [**] Product, and Licensee shall not be obligated to meet such diligence obligations with respect to any subsequent [**] Product.
(ii)    [**] Products. [**], the parties shall mutually agree in good faith on (x) a date for Licensee to achieve the First Commercial Sale to a customer of a [**] Product, which shall be set forth in this Section 3.2(a)(ii), (y) an update to the Development Plan to include the pertinent information for the [**] Products, and (z) the diligence milestones for the [**] Products and the dates for Licensee to achieve such milestones, which shall be set forth in Appendix F-2. If Licensee fails to achieve such agreed upon First Commercial Sale within the agreed upon timeframe or if Licensee fails to meet the agreed upon milestones set forth in Appendix F-2 (as such due dates or milestones may be extended in accordance with Section 3.2(b)) by their respective due dates, Licensors may terminate this Agreement pursuant to Section 9.3(b) but solely with respect to Licensee’s rights and licenses to the Category of [**] Products. For clarity, the foregoing diligence obligations shall be deemed satisfied if met by one

[**] Product, and Licensee shall not be obligated to meet such diligence obligations with respect to any subsequent [**] Product.
(b)    Licensee shall notify Licensors in writing as each milestone set forth in Section 3.2(a) is met. If Licensee requires an extension of any milestones or due dates set forth in Section 3.2(a) or Appendix F, Licensee shall inform Penn of such extension in writing at least [**] prior to the required due dates, fully describing Licensee’s diligent efforts to achieve the milestone or due date to date, establishing the new due date, and describing Licensee’s plan to meet such new due date. Later-in-time milestone due dates shall automatically be deemed to have been extended by the same amount of time. However, if Penn reasonably objects to such extension within [**] after receipt of Licensee’s extension notice, the terms of such extension (including whether to grant such extension) shall be negotiated by the parties in good faith, unless Licensee sends to Penn documentation demonstrating that Licensee has spent the below amounts in respect of the Licensed Product whose milestones Licensee is seeking to extend, in which case Penn’s objection as to whether to grant an extension shall be deemed to have been overcome, and the parties shall agree on reasonable extension dates; however, Licensee may only use such justification for an extension two times per milestone.

Timing of Extension Request	Amount Spent by Licensee under this Agreement in the [**] Prior to Extension Request
[**]	[**]
[**]	[**]
[**]	[**]

3.3    Clinical Trials. University of Florida or Penn policies may require approval of clinical trials at the University of Florida or Penn (as applicable) involving technology invented at the University of Florida or at Penn (as applicable).  Accordingly, Licensee will notify the applicable Licensor prior to commencing any clinical trials involving a Licensed Product at such Licensor or its affiliated medical facilities.
Section 4    Payments
4.1    License Issue Fee. Licensee shall pay to Penn, on behalf of both Licensors, a non-refundable license issue fee of two hundred thousand dollars ($200,000) within thirty (30) days after the Effective Date.
4.2    Annual License Maintenance Fee. Starting with the first anniversary of the Effective Date, Licensee shall pay to Penn, on behalf of both Licensors, an annual license maintenance fee of [**] dollars ($[**]) each year, to be paid within [**] after each anniversary of the Effective Date of this Agreement. The annual license maintenance fee is payable until the First Commercial Sale of a Licensed Product, after which time the royalties set forth in Section 4.4, instead of the annual license maintenance fee, shall become due and payable to Penn on behalf of both Licensors. The annual license maintenance fees paid by Licensee are not creditable against any royalties that become due and payable under this Agreement.
4.3    Patent Application Grant Fee. In the event that a U.S. patent that claims inventions that are disclosed in the Licensed Information, [**] Patent, and/or inventions generated under the Penn SRA, Three-Party SRA or UF SRA is issued and is exclusively licensed to Licensee under this Agreement, Licensee shall pay Penn a one-time, non-refundable and non-creditable patent grant fee of [**] dollars ($[**]) within [**] of the later of the date of the issuance of such patent or the date when such patent is exclusively licensed to Licensee under this Agreement. This fee shall be payable no more than once. Notwithstanding the foregoing, patents issued from patent applications filed prior to the Effective Date are excluded, other than the [**] Patent.
4.4    Royalty on Licensed Products. Licensee shall pay Penn, on behalf of both Licensors, earned royalties calculated as a percentage of Net Sales. Earned royalties are earned as of the earlier of (i) the date the Licensed Product is actually sold and paid for and (ii) the date an invoice is sent by Licensee, its Affiliates and/or its Sublicensee(s), or as of the date a Licensed Product is transferred to a Third Party for promotional reasons. Licensee shall pay to Penn royalties as follows, on a country-by-country basis:
(a)    [**] percent ([**]%) for Net Sales of Licensed Products that are Covered by a Valid Claim of the Patent Rights in the country in which such Licensed Product is sold, which royalty obligation under this Section 4.4(a) shall terminate, on a country-by-country basis, when the Licensed Product is no longer Covered by a Valid Claim of the Patent Rights in the country in which such Licensed Product is sold. In the event of Loss of Market Exclusivity with respect to a Licensed Product in a particular country, the royalty due under this clause Section 4.4(a), if applicable, shall, starting with the calendar quarter following such Loss of Market Exclusivity, be reduced for the remainder of the Royalty Term for such Licensed Product or the period of time that a Loss of Market Exclusivity for such Licensed Product exists in such country, whichever is shorter, to [**] percent ([**]%) for Net Sales of such Licensed Product in such country. For the avoidance of confusion, in each case with respect to sales of a Licensed Product in a particular country, if a royalty reduction for Loss of Market Exclusivity has been applied pursuant to the previous sentence, then a royalty reduction for royalty payments to third parties pursuant to Section 4.4(d) may not be applied.
(b)    [**] percent ([**]%) for Net Sales of Licensed Products that are not subject to Section 4.4(a) above, but are sold during a period of Regulatory Exclusivity for such Licensed Product in the country in which such Licensed Product is sold, which royalty obligation under this Section 4.4(b) shall terminate, on a country-by-country basis, when the Licensed Product is no longer sold during a period of Regulatory Exclusivity for such Licensed Product in the country in which such Licensed Product is sold. In the event of Loss of Market Exclusivity with respect to a Licensed Product in a particular country, the royalty due under this clause Section 4.4(b), if applicable, shall, starting with the calendar quarter following such Loss of Market Exclusivity, be reduced for the remainder of the Royalty Term for such Licensed Product or the period of time that a Loss of Market Exclusivity for such Licensed Product exists in such country, whichever is shorter, to [**] percent ([**]%) for Net Sales of such Licensed Product in such country.
(c)    [**] percent ([**]%) for Net Sales of Licensed Products that are not subject to either of Sections 4.4(a) or 4.4(b) above, which royalty obligation under this Section 4.4(c) shall terminate on the date that is ten (10) years after the First Commercial Sale of a Licensed Product.
(d)    If Licensee has or obtains a license(s) from a Third Party(ies) to patent rights or other intellectual property rights that are necessary to research, develop, make, have made, use, have used, offer to sell, sell, import, export or commercialize a Licensed Product(s), Licensee, subject to the proviso to this sentence, may offset [**]%) of any royalty payments actually paid by Licensee to such Third Party(ies) under such license(s) with respect to sales of such Licensed Product(s) in a country against the royalty payments that are due to Penn with respect to Net Sales of such Licensed Products in such country under Section 4.4(a); provided that in no event shall the royalty payments under Section 4.4(a) to Penn with respect to Net Sales of such Licensed Products in such country be reduced as a result of the application of this Section 4.4(d) by more than [**]%) of the amount otherwise due under Section 4.4(a). For clarity, the royalty due under Section 4.4(a) shall not be reduced beyond a floor of [**] percent ([**]%) during the period such royalty is applicable to the Licensed Product in the applicable country. Any amounts that are not offset during a reporting period shall be creditable against payments arising in subsequent reporting periods. For clarity, Licensee shall be responsible for making all payments to Third Parties in respect of any such necessary intellectual property rights.
(e)    Within [**] after the end of each calendar quarter ending on March 31, June 30, September 30 or December 31, Licensee shall pay amounts owing to Penn under this Section 4.4 for such calendar quarter. Royalties are not additive, but are payable based on the highest applicable rate that is calculated according to this Section 4.4. Royalties shall be payable, on a country-by-country and Licensed Product-by-Licensed Product basis, until the latest of (i) the expiration of the last-to-expire Patent Rights if the making, having made, using, offering to sell, selling or importing of such Licensed Product by Licensee, its Affiliates or its Sublicensees (or the distributors of any of them) is Covered by a Valid Claim of the Patent Rights in the country in which the Licensed Product is sold, (ii) the expiration of Regulatory Exclusivity in the country in which such Licensed Product is sold or (iii) ten (10) years from the First Commercial Sale of such Licensed Product in the country in which the Licensed Product is sold (the “Royalty Term”).
4.5    Minimum Royalty.
(a)    Licensee shall pay Penn a minimum annual royalty (“Minimum Annual Royalty”) of $[**] during the period set forth in Section 4.5(b).
(b)    Beginning on the earlier of (i) the calendar year following the First Commercial Sale of a Licensed Product or (ii) calendar year [**], the Minimum Annual Royalty shall be due on January 15 of each calendar year. The Minimum Annual Royalty paid to Penn for a given calendar year shall be credited toward earned royalties payable to Penn, but only for royalties based on Net Sales made in such given calendar year.
4.6    Milestone Payments.
(a)    Licensee shall pay Penn, on behalf of both Licensors, the below milestone payments within [**] after Licensee, or any Affiliate or Sublicensee, first (and only the first time) achieves the corresponding milestone for a first Licensed Product:
Event    Milestone Payment
One-Time Clinical or Regulatory Milestones
[**]    [**]
[**]    [**]
[**]    [**]
[**]    [**]
[**]    [**]

One-Time Worldwide Commercial Milestones on Net Sales
First instance of calendar year Net Sales of $[**]    $[**]
First instance of calendar year Net Sales of $[**]    $[**]
First instance of calendar year Net Sales of $[**]    $[**]
First instance of calendar year Net Sales of $[**]    $[**]
Each time a Clinical or Regulatory Milestone set forth above for a first Licensed Product is achieved, then any Clinical or Regulatory Milestone Payments with respect to earlier Clinical or Regulatory Milestones set forth above for the same Licensed Product shall, to the extent not previously paid, be due and payable together with the achieved Clinical or Regulatory Milestone irrespective of whether such earlier Clinical or Regulatory Milestone(s) was actually achieved; provided, however, that a Regulatory Approval or reimbursement approval Clinical or Regulatory Milestone in one territory shall not be deemed to be a Clinical or Regulatory Milestone that is earlier than any other Regulatory Approval or reimbursement approval Clinical or Regulatory Milestone in another territory.
For the purpose of clarification, if calendar year worldwide Net Sales for the first Licensed Product are $[**] in Year 1 and $[**] in Year 2, a sales milestone of $[**] is payable on account of Year 1 and a sales milestone of $[**] is payable on account of Year 2. If calendar year worldwide Net Sales for the first Licensed Product are $[**] in Year 1 and $[**] in Year 2, a sales milestone of $[**] is payable on account of Year 1 and a sales milestone of $[**] is payable on account of Year 2.
(b)    In the event that Licensee pursues both Categories of Licensed Products, then Licensee shall pay Penn, on behalf of both Licensors, the following one-time, non-

refundable and non-creditable Milestone Payments within [**] after Licensee, or any Affiliate or Sublicensee, first (and only the first time) achieves the corresponding milestone for a Licensed Product from a different Category than the Licensed Product that first achieves the same milestone event under Section 4.6(a) above:
Event    Milestone Payment
One-Time Clinical or Regulatory Milestones
[**]    [**]
[**]    [**]
[**]    [**]
[**]    [**]
[**]    [**]

One-Time Worldwide Commercial Milestones on Net Sales
First instance of calendar year Net Sales of $[**]    $[**]
First instance of calendar year Net Sales of $[**]    $[**]
First instance of calendar year Net Sales of $[**]    $[**]
First instance of calendar year Net Sales of $[**]    $[**]
Each time a Clinical or Regulatory Milestone set forth above for a subsequent Licensed Product is achieved, then any Clinical or Regulatory Milestone Payments with respect to earlier Clinical or Regulatory Milestones set forth above for the same Licensed Product shall, to the extent not previously paid, be due and payable together with the achieved Clinical or Regulatory Milestone irrespective of whether such earlier Clinical or Regulatory Milestone(s) was actually achieved; provided, however, that a Regulatory Approval or reimbursement approval Clinical or Regulatory Milestone in one territory shall not be deemed to be a Clinical or Regulatory Milestone that is earlier than any other Regulatory Approval or reimbursement approval Clinical or Regulatory Milestone in another territory. For the avoidance of doubt, if the subsequent Licensed Product that achieves any of the foregoing milestone events is in the same Category as the first Licensed Product to achieve the same milestone event, then the milestones for such subsequent Product will not be due.
4.7    Sublicense Fees.
(a)    For purposes of this Section 4.7, the following defined terms shall have the following meanings:
(i)    “Sublicense Income” shall mean any consideration such as fees, minimum royalties, milestone payments or other payments received by Licensee or any of its Affiliates from a Third Party based on an agreement or series of related agreements involving a Sublicense of the Patent Rights to a Third Party other than (A) payments for running royalties based on Net Sales or profit-share payments, (B) payments for research or development conducted by Licensee or its Affiliates or services or goods provided by Licensee or its Affiliates pursuant to the Sublicense or related agreements, (C) payments for the fair market value of debt or equity securities of Licensee or its Affiliates and (D) payments that are specifically allocated to products that are not Licensed Products;
(ii)    “Third Party Allocated Sublicense Income” shall mean the portion of any Sublicense Income reasonably allocable to Third Party intellectual property rights that are necessary to research, develop, make, have made, use, have used, offer to sell, sell, import, export or commercialize a Licensed Product and that have been in-licensed or acquired by Licensee and included with the Sublicense of the Patent Rights to a Third Party, which portion shall not exceed [**]%) of the total amount of Sublicense Income received by Licensee and any of its Affiliates, as further adjusted by the proviso immediately following the table in Section 4.7(b) below; and
(iii)    “Licensor Allocated Sublicense Income” shall mean (A) the total amount of Sublicense Income received by Licensee and any of its Affiliates less (B) any Third Party Allocated Sublicense Income.
(b)    If Licensee or any of its Affiliates receives any Sublicense Income then Licensee shall pay Penn, on behalf of both Licensors, within [**] of receipt of such Sublicense Income, the following percentages of the portion of such Sublicense Income constituting the Licensor Allocated Sublicense Income, based upon on the status, at the time of entering into the Sublicense, of clinical development of each Licensed Product which is the subject of the particular Sublicense:

Time period	Percentage (%) of Licensor Allocated Sublicense Income payable to Penn, on behalf of both Licensors
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Provided that, in the event that the amount that would otherwise be payable by Licensee to Penn, on behalf of both Licensors, pursuant to this Section 4.7(b) is less than [**] percent ([**]%) of the total Sublicense Income received by Licensee and any of its Affiliates (the “Minimum Sublicense Share”), Licensee shall pay an additional amount to Penn, on behalf of both Licensors, such that the total amount paid by Licensee to Penn, on behalf of both Licensors, pursuant to this Section 4.7(b) equals the Minimum Sublicense Share.

If under the Sublicense the Licensee receives Sublicense Income that is not attributable to any particular Licensed Product (e.g., an upfront payment), then the percentage applied to such payment will be based upon the status of the most advanced Licensed Product licensed under the Sublicense. By way of example and not limitation, (i) assuming [**].
(c)    If Licensee receives consideration other than cash, Licensee and Penn will cooperate in good faith to perform a valuation of the non-cash consideration portion received in exchange for the Sublicense and such valuation shall be deemed to be the fair value thereof for calculating the Sublicense fee of the non-cash consideration portion to be paid to Penn. Licensee agrees to provide to Penn under terms of confidentiality the executed documentation related to the Sublicense resulting in the non-cash consideration including all terms without redaction that are necessary to perform a valuation of the non-cash consideration and the parties shall in good faith determine the value of such non-cash consideration by mutual agreement.
4.8    FDA Priority Review Voucher. In the event Licensee or its Affiliate receives an FDA Rare Pediatric Disease Priority Review Voucher based on a Regulatory Approval of a Licensed Product, then Licensee shall promptly provide written confirmation to Penn that it or its Affiliate received such PRV. In addition, if and when the conditions of either 4.8(a) or 4.8(b) are met, Licensee shall pay Penn (on behalf of Licensors) the amounts set forth in either 4.8(a) or 4.8(b), as applicable:
(a)    In the event Licensee or its Affiliate sells the PRV to a Third Party, then Licensee will pay to Penn (on behalf of Licensors) [**] percent ([**] %) of all consideration, including fees, minimum royalties, milestone payments or other payments Licensee or its Affiliate receives for the sale of the PRV within [**] of receipt of such consideration. If Licensee or its Affiliate receives consideration other than cash, Licensee and Penn (on behalf of Licensors) will cooperate in good faith to perform a valuation of the non-cash consideration portion received in exchange for the PRV and such valuation shall be deemed to be the fair value thereof for calculating the fee for the non-cash consideration portion to be paid to Penn (on behalf of Licensors). Licensee agrees to provide to Penn (on behalf of Licensors) under terms of confidentiality the executed documentation related to the transaction resulting in the non-cash consideration including all terms without redaction that are necessary for Penn (on behalf of Licensors), by itself or through an auditor reasonably acceptable to Licensee, to perform a valuation of the non-cash consideration.
(b)    In the event Licensee or its Affiliate uses the PRV for a Licensee product or Licensee’s Affiliate product (other than a Licensed Product), then Licensee will pay Penn (on behalf of Licensors):
(i)    [**] dollars ($[**]) within [**]; and
(ii)    [**] dollars ($[**]) as a one-time sales milestone, payable within [**] after the end of the calendar year when the aggregate calendar year net sales throughout the world of such product by Licensee, its Affiliate(s) and its sublicensee(s) have reached [**] dollars ($[**]), provided that

(iii)    in the event that Licensee or its Affiliate uses the PRV for a Licensee product or a Licensee’s Affiliate product (other than a Licensed Product), Licensee shall identify the product to Penn (on behalf of Licensors) within [**] of use of the PRV and, starting in the calendar year of the first commercial sale of such product, provide a report [**] of the end of each calendar year setting forth the annual net sales of the product for such calendar year by Licensee, its Affiliate(s) and its sublicensees and the aggregate net sales of the product from the first commercial sale of the product. Licensee shall have no obligation to report annual net sales of the product after Licensee has paid the one-time sales milestone per Section 4.7(b)(ii).
Section 5    Representations and Disclaimers of Licensors and Licensee.
5.1    Representations of Licensors. Each of Penn and UFRF (on behalf of itself and with respect to the University of Florida), as applicable and as of the Effective Date, represents to Licensee that (a) in the case of Penn, its employees have assigned or are obligated to assign to such party their entire right, title, and interest in the applicable Patent Rights, Licensed Information and Know-How, and in the case of UFRF, the University of Florida’s employees have assigned or are obligated to assign to the University of Florida their entire right, title and interest in the applicable Patent Rights, Licensed Information and Know-How, and in turn, the University of Florida has assigned its entire right, title and interest in the applicable Patent Rights, Licensed Information and Know-How to UFRF; (b) it is duly authorized, by all requisite governance action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such party does not require any stakeholder action or approval, and the person executing this Agreement on behalf of such party is duly authorized to do so by all requisite governance action; (c) to the actual knowledge of the individuals currently in UFRF’s licensing office and involved with the Patent Rights, all inventors of the inventions set forth in the Patent Rights are correctly identified in the patent filings; (d) in the case of UFRF, to the actual knowledge of the individuals currently in the UFRF licensing office, the granting of the licenses to the Patent Rights, Licensed Information and Know How, in each case Controlled by UFRF, pursuant to this Agreement does not violate any agreement with a Third Party binding UFRF; and (e) in the case of UFRF, to the actual knowledge of the individuals currently in the UFRF licensing office, with respect to the [**] Patent and any related Patent Rights, it is in compliance with The Patent and Trademark Law Amendments Act of 1980 (Public Law 96-517; 35 U.S.C. §§ 200-212), including any amendments thereto and all regulations promulgated thereunder.
5.2    Representations of Licensee. Licensee, as of the Effective Date, represents that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by Licensee does not require any shareholder action or approval, and the person executing this Agreement on behalf of Licensee is duly authorized to do so by all requisite corporate action and (c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Licensee in connection with the valid execution, delivery and performance of this Agreement.
5.3    Disclaimers.
(a)    Nothing in this Agreement is:
(i)    a warranty or representation by Licensors of the scope of any right included in the Patent Rights;
(ii)    a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement does not infringe patents or other rights of Third Parties;
(iii)    an obligation to bring or prosecute actions or suits against Third Parties for infringement of Patent Rights;
(iv)    an obligation to furnish know-how or services other than those specified in this Agreement; or
(v)    a warranty or representation by Licensors that they will not grant licenses to others to make, use or sell products not covered by the claims of the Patent Rights which may be similar to or compete with products made or sold by Licensee.
(b)    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER LICENSEE NOR LICENSORS MAKE ANY REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.
(c)    LICENSORS ASSUME NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), ITS AFFILIATE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF PATENT RIGHTS, LICENSED INFORMATION OR KNOW-HOW LICENSED UNDER THIS AGREEMENT.
Section 6    Record Keeping; Accounting
6.1    Books and Records. Licensee and its Sublicensee(s) shall keep books and records related to its and their payment and diligence obligations regarding Licensed Products under this Agreement sufficiently to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting and reporting relating to such obligations, including without limitation, applicable inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns. Licensee and its Sublicensee(s) shall preserve these books and records for at least [**] after they are created or as required by federal law, both during and after the term of this Agreement.

6.2    Audit Rights. Licensee and its Sublicensee(s) shall take steps to permit Penn to, on behalf of both Licensors and within [**] after its written request therefor, audit and review all of such books and records maintained for purposes of compliance with Section 6.1, up to a maximum of [**], at a single United States location of Licensee’s choice to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting relating to Licensed Products and Sublicense consideration. The review may be performed by any authorized employees of Penn as well as by any attorneys or accountants designated by Penn upon reasonable notice and during regular business hours. If a deficiency with regard to any payment is determined, Licensee and its Sublicensee(s) shall pay the deficiency along with applicable interest as described in Section 6.3(a) within [**] of receiving notice. If a payment deficiency for a calendar year exceeds [**] percent ([**]%) of amounts paid for that year, then Licensee or its Sublicensee(s) shall pay Penn’s out-of-pocket expenses incurred with respect to the review, and Penn shall have the right to conduct a second audit within the same calendar year. If an overpayment with regard to any payment is determined, Licensee shall have the right to credit the amount of such overpayment against any future payments under this Agreement. The rights of Penn under this Section 6.2 are subject to the execution and delivery by Penn, its attorneys or accountants participating in such audit of a nondisclosure agreement on terms reasonably satisfactory to Licensee pursuant to which Penn, its attorneys and accountants agree not to disclose or use for any purpose other than as contemplated under this Section 6.2 any of the information reviewed pursuant to such audit.
6.3    Accounting for Payments.
(a)    Any undisputed, overdue amount under this Section 6, Section 7 or any other provision of this Agreement shall accrue interest from the due date at the rate of [**] percent ([**]%) per month. This interest provision is not a grant of permission for any payment delays, and shall not accrue on the portions of any overdue amounts that are disputed in good faith. Licensee is responsible for repayment to Penn of any reasonable attorney, collection agency, or other out-of-pocket expenses to collect overdue payments.
(b)    Except as otherwise directed or with respect to the instructions for reimbursements set forth in Sections 7.2 and 7.3, Licensee shall pay all amounts owing to Penn or UFRF under this Agreement in United States dollars at any one of the following address:

By ACH/Wire:	By Check (lockbox):
[**]	The Trustees of the
ABA #[**] (domestic wires)	University of Pennsylvania
SWIFT CODE: [**]	c/o Penn Center for Innovation
(international wires only)	PO Box 785546
Account Number: [**]	Philadelphia, PA 19178-5546

Licensee shall convert all monies owing in currencies other than United States dollars in accordance with Licensee’s reasonable then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars.

Licensee shall give Penn prompt written notice of any changes to Licensee’s customary and usual procedures for currency conversion.
(c)    Prior to the First Commercial Sale, on an annual basis concurrently with delivery of Development Reports pursuant to Section 3.1(c), and following the First Commercial Sale, on a quarterly basis concurrently with payment of royalties pursuant to Section 4.4(e), Licensee shall submit a completed royalty report in the form shown in Appendix E–Royalty Report showing how any amounts payable to Penn have been calculated. Such royalty report shall provide accounting on a per-country and Licensed Product-by-Licensed Product basis. In addition, Licensee shall include with all such reports a written representation signed by an officer of Licensee on behalf of Licensee that (i) the Net Sales amounts used to prepare such statements have been prepared in accordance with the Accounting Principles and (ii) the amounts payable to Penn reflected in such statements have been calculated in accordance with this Agreement.
(d)    Following the First Commercial Sale, if no payment is owed to Penn, Licensee shall supply an accounting demonstrating that fact to Penn.
(e)    Licensee shall make all payments due under this Agreement without deduction for taxes, assessments, or other charges of any kind which may be imposed on Penn by any government or political subdivision with respect to any amounts payable to Penn pursuant to this Agreement. All such taxes, assessments, or other charges, if any, shall be assumed by Licensee. Licensee is responsible for all wire/bank fees associated with all payments due to Penn pursuant to this Agreement.
Section 7    Patent Prosecution
7.1    Prosecution of the [**] Patent. UFRF shall file, prosecute, and maintain the Patent Rights related to the [**] Patent using counsel of its choice reasonably acceptable to Licensee. Licensee acknowledges that [**] is acceptable. UFRF shall promptly provide Licensee with copies of all documents sent to and received from the United States Patent and Trademark Office and foreign patent offices relating to the [**] Patent. Licensee shall keep those documents confidential.
7.2    Reimbursement. Licensee shall pay UFRF $18, 367.00 within thirty (30) days after the Effective Date to reimburse expenses associated with preparation, filing, prosecution, issuance, maintenance, and reporting of the Patent Rights relating to the [**] Patent prior to the Effective Date. (UFRF NOTE: the above referenced dollar amount in this Section 7.2 is subject to change, as UFRF may not have received all related patent prosecution expense invoices from the law firm at the time of license negotiation.). Licensee shall pay all amounts owing to UFRF at the following:
University of Florida Research Foundation, Incorporated
223 Grinter Hall, PO Box 115500
Gainesville, Florida 32611-5500
Attention: Business Manager

Wiring Instructions: www.research.ufl.edu/ufrf/wiring.html
7.3    Consultation and Maintenance.
(a)    UFRF will solicit input from Licensee regarding (a) actions to be taken and material decisions in connection with prosecution and maintenance of the Patent Rights related to the [**] Patent, and (b) fees, annuities, costs and expenses to be incurred in connection therewith. UFRF will submit, or will cause to be submitted to Licensee (or its designated counsel) all correspondence or other materials related to the preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting of the Patent Rights related to the [**] Patent for Licensee’s review and comment prior to any filing or other submission thereof, and UFRF will give due consideration to comments provided by Licensee or Licensee’s counsel. If Licensee fails to provide comments regarding actions to be taken, submissions or payment of fees, annuities, or other costs or expenses within [**] of the date of UFRF’s submission thereof to Licensee, then UFRF will assume Licensee has no comments.
(b)    UFRF shall maintain the Patent Rights related to the [**] Patent in at least the following countries: [**]. Licensee shall pay all costs and expenses incurred by UFRF related to the preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting of the Patent Rights related to the [**] Patent in such countries and in any additional countries or jurisdictions in which UFRF and Licensee mutually agree to pursue such preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting, in each case that were not previously reimbursed pursuant to Section 7.2 within [**] of receipt of an invoice from UFRF. Licensee shall keep UFRF fully apprised of the entity status of Licensee and all Sublicensees with respect to United States and applicable foreign patent laws. Licensee shall inform UFRF of any changes in writing of the entity status from “small entity” to “large entity” or vice versa with respect to United States and applicable foreign patent laws within [**] of any change.
(c)    UFRF shall, with respect to the [**] Patent and any related Patent Rights, remain in compliance with The Patent and Trademark Law Amendments Act of 1980 (Public Law 96-517; 35 U.S.C. §§ 200-212), including any amendments thereto and all regulations promulgated thereunder, and shall reasonably assist Licensee in complying with Licensee’s obligations under such law, including, as applicable, that set forth in Section 17.1.
(d)    Licensee shall have the sole right in electing which of the Patent Rights related to the [**] Patent shall receive any patent term extension under 35 U.S.C. § 156 in the United States, supplemental protection certificate in the European Union and similar rights in foreign jurisdictions. UFRF and Licensee shall cooperate in timely filing and obtaining the patent term extension, supplemental protection certificate and similar rights for such Patent Right(s) elected by Licensee.
7.4    Licensee may elect upon [**] prior written notice to decline to reimburse UFRF for patent expenses for any Patent Right related to the [**] Patent in any particular country or jurisdiction, provided that if Licensee elects to decline to reimburse UFRF for such patent expenses in any of [**], then upon such election, the license granted to Licensee by this

Agreement terminates after the [**] with respect to the applicable Patent Right in that country or jurisdiction.
7.5    Patent prosecution of any Patent Rights other than Patent Rights related to the [**] Patent shall be subject to a separate written agreement between the parties, which will provide Licensee with information, review and consultation rights substantially similar to those set forth in this Article 7.
Section 8    Infringement and Invalidity
8.1    Information. Each party shall inform the other parties promptly in writing of any (i) alleged infringement of the Patent Rights by a Third Party and of any available evidence of the alleged infringement or (ii) declaratory judgment action or post grant challenge (e.g., a post-grant review or inter partes review) brought against Licensors or Licensee with respect to the Patent Rights. None of the parties shall charge a Third Party with infringement of the Patent Rights without first consulting with the other parties regarding such proposed action; provided that Licensee, upon prior written notification to Licensors, shall be entitled to take such actions (including notifying Third Parties of infringement or instituting a lawsuit) as are reasonably necessary to timely comply with and preserve all rights under the Biologics Price Competition and Innovation Act in the United States and comparable laws in other applicable countries.
8.2    Infringement Enforcement. During the term of this Agreement:
(a)    Licensee shall prosecute any infringement of the Patent Rights at its own expense.  If Licensee prosecutes any infringement, Licensors agree that Licensee may include either or both Licensors as co-plaintiffs in any infringement suit in all cases without expense to Licensors; provided Licensee must provide prior, written reasonable notice to Licensors and obtain prior consent from Licensors, such consent not to be unreasonably withheld, prior to their inclusion as a party plaintiff and prior to the filing of the infringement action; provided further that Licensors shall consent to being included as a co-plaintiff in any infringement suit if the infringement is by a Third Party product of commercial significance that is competitive with a Licensed Product and (i) Licensors  have received prior written notification from Licensee, (ii) Licensors being named as a party plaintiff is required for matters of standing, and (iii) Licensee has provided Licensors with (a) a written estimate from an outside law firm of the expenses that would be reasonably incurred in connection with such action and (b)  documentation of financial records reasonably sufficient to reasonably demonstrate that Licensee has the financial wherewithal to pay such expenses as they fall due through the conclusion of such suit by means of judgement or other non-appealable decision. Licensee may not enter any settlement, consent judgment, or other voluntary final disposition of the suit without the prior, written consent of Licensors, which consent may not be unreasonably withheld.  Licensee shall indemnify Licensors against any order for costs that may be made against Licensors in any proceeding undertaken pursuant to Section 8.1 and this Section 8.2(a).
(b)    If, within [**] after receiving notice of, or otherwise becoming aware of, an alleged infringement, Licensee is unsuccessful in persuading the alleged infringer to desist, has not brought an infringement action against the alleged infringer, or notifies Penn or UFRF, as applicable, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensors may but are not obligated to prosecute at their own expense the alleged infringement of the Patent Rights. Licensors may use the name of Licensee as party plaintiff in the infringement action (in which case the applicable Licensor must provide reasonable notice to Licensee of its inclusion as party plaintiff prior to the filing of the infringement action). Licensors may not enter any settlement, consent judgment, or other voluntary final disposition of the suit without the prior, written consent of Licensee, which consent may not be unreasonably withheld. Licensors shall indemnify Licensee against any order for costs that may be made against Licensee in any proceedings undertaken pursuant to this Section 8.2(b).
(c)    If a declaratory judgment action or post grant challenge (e.g., a post-grant review or inter partes review) is brought against Licensors or Licensee by a Third Party alleging invalidity, unpatentability, unenforceability, or non-infringement of the Patent Rights, Licensee, if it is the sole licensee of the Patent Rights, shall be responsible for the sole defense of the action. Such defense shall be at Licensee’s sole expense, subject to Sections 8.3 and 8.4. If Licensee does not defend such action if brought in [**], then Licensors, at their option, may within [**] after commencement of the action take over the sole defense of the action at their own expense and terminate the license in respect of the applicable Patent Rights.
8.3    Voluntary Joinder. If Licensee undertakes the enforcement or defense of the Patent Rights by litigation, either or both Licensors may voluntarily join the litigation, represented by its own counsel at its own expense.
8.4    Recovery. Licensee shall apply any recovery of damages first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit and next toward reimbursement of Licensors for any legal fees and unreimbursed expenses. Licensee and Licensors shall divide the balance remaining from any recovery as follows. If Licensee conducts the litigation and Licensors have not co-funded the cost of the action, then the balance remaining shall be divided by allocating [**] percent ([**]%) of such balance to Licensee, on the one hand, and [**] percent ([**]%) of such balance to Licensors, on the other hand. If Licensors have co-funded at least fifty percent (50%) of the cost of the action, then the balance remaining shall be divided by allocating fifty percent (50%) of such balance to Licensee, on the one hand, and fifty percent (50%) to Licensors, on the other hand. In the event that the Licensors [**] percent ([**]%) of the cost of such action, the Parties shall implement an equitable allocation of any remaining balance between the Licensee, on the one hand, and the Licensors, on the other hand based upon such co-funding percentage and the allocations provided under this Section 8.4.
8.5    Cooperation. In any suit in which Licensee or either Licensor is involved to enforce or defend the Patent Rights pursuant to this Agreement, the other parties shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.
8.6    Patent Challenge. If Licensee (or its Affiliate) or any Sublicensee (or its Affiliate) brings a Patent Challenge against any Patent Rights, unless Licensors terminate this Agreement pursuant to Section 9.4, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if the contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort. If Licensee does not continue to pay royalties and make other payments pursuant to this Agreement with respect to the applicable Patent Rights as if the contest were not underway, and if at the end of such contest Patent Rights covering Licensed Products remain valid, then all royalties and other payments due under this Agreement with respect to such Patent Rights will be increased by [**] percent ([**]%).
Section 9    Term and Termination
9.1    Term. The term of this Agreement begins on the Effective Date and continues until the latest to end of each of the royalty obligations set forth in Section 4.4(a), (b) and (c), unless earlier terminated pursuant to this Section 9.
9.2    Licensee Termination.
(a)    Before the Effectiveness of IND. Licensee may terminate this Agreement in its entirety or with respect to a particular Category of Licensed Products at any time prior to an IND for a Licensed Product in such Category becoming effective by giving at least sixty (60) days’ prior written notice to Penn, on behalf of both Licensors. Licensee shall include a statement of the reasons for termination, if any, in the notice. For clarity, Licensee may terminate pursuant to this subsection (a) with respect to the Category of [**] Products only, or with respect to the Category of [**] Products only, without affecting its rights or obligations to the other Category of Licensed Products.
(b)     After the Effectiveness of IND. If an IND for a Licensed Product in a particular Category becomes effective, then this Agreement shall be non-cancellable under Section 9.2 with respect to such Category, except that Licensee shall have the right to terminate this Agreement with respect to such Category by providing Penn written notice, certified by an officer of the Licensee, that Licensee is ceasing all use, research and development of, manufacture of, sales, importation of, or any commercialization of all Licensed Products in such Category (other than any further use that is necessary to comply with any applicable regulatory requirements arising from studies and trials initiated prior to notice of termination of this Agreement with respect to such Category, for which Licensee shall provide Penn with a semiannual written summary of any ongoing uses of the Licensed Products, in such Category including the purpose of such ongoing uses and the expected duration of such uses, and shall confirm in writing when such use has ceased). For clarity, Licensee may terminate pursuant to this subsection (b) with respect to the Category of [**] Products only, or with respect to the Category of [**] Products only, without affecting its rights or obligations to the other Category of Licensed Products.
(c)    Material Breach by Penn or UFRF. If Penn or UFRF commits a material breach of this Agreement at any time, then Licensee may give Penn, on behalf of both Licensors, written notice specifying the nature of the default, requiring Penn or UFRF, as applicable, to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within [**] of such notice and Penn fails to provide Licensee with a plan to cure such breach that is reasonably acceptable to Licensee, such termination shall become effective upon a notice of termination by Licensee thereafter to Penn.
9.3    Licensors’ Termination. If Licensee commits a material breach of this Agreement, Penn, on behalf of both Licensors, may give to Licensee written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within [**] in the case of payment breaches, provided that in the case of good faith payment disputes, such cure period shall be tolled in respect of, and only to the extent of, amounts actually being disputed during the pendency of any dispute resolution proceeding in which the amount due is being disputed in good faith, until the resolution of the disputed amount due, in which case Licensee may cure such payment breach by paying the amount determined to be due, if any, within [**] after such resolution) of such notice and Licensee fails to provide Licensors with a plan to cure such breach that is reasonably acceptable to either Licensor, such termination shall become effective upon a notice of termination by Licensors thereafter. For clarity, a material breach includes but is not limited to:
(a)    Licensee being delinquent in timely providing any report, payment or required documents as specified in any section of this Agreement or provides a materially deficient report, payment or required document as specified in any section of this Agreement;
(b)    Licensee being in breach of its obligations under Section 3.1(a), 3.1(b) or 3.2(a); provided that, Licensee’s failure to satisfy its obligations under Sections 3.1(a), 3.1(b) or 3.2(a) with respect to only one Category of Licensed Products (e.g., [**] Products or [**] Products) shall only permit Penn and UFRF to terminate the licenses and rights granted to Licensee under this Agreement with respect to such Category and shall not affect Licensee’s rights or obligations with respect to the other Category; provided, further that, Licensee’s failure to meet the milestones set forth in Section 3.2(a)(i) and Appendix F-1 shall only permit Penn and UFRF to terminate the licenses and rights granted to Licensee under this Agreement with respect to the Category of [**] Products and shall not affect Licensee’s rights or obligations with respect to the [**] Products, and similarly, Licensee’s failure to meet the milestones set forth in Section 3.2(a)(ii) and Appendix F-2 shall only permit Penn and UFRF to terminate the licenses and rights granted to Licensee under this Agreement with respect to the Category of [**] Products and shall not affect Licensee’s rights or obligations with respect to the [**] Products;
(c)    Licensee violating any laws or regulations in a manner that is material to the development or commercialization of Licensed Products; and
(d)    Licensee providing any report to either or both Licensors containing intentionally false or misleading information.
Penn, on behalf of both Licensors, may also terminate this Agreement upon thirty (30) days’ notice to Licensee in the event that (i) Licensee goes into bankruptcy, liquidation or proposes having a receiver control any of its assets (unless such action is dismissed within thirty (30) days); (ii) Licensee ceases to carry on the entirety of its business pertaining to Patent Rights or Licensed Information; or (iii) Licensee ceases for more than four (4) consecutive calendar quarters to make any payment of earned royalties under Section 4.4 once begun, unless such cessation is based on safety concerns that Licensee is actively attempting to address.
9.4    If Licensee or any of its Affiliates brings a Patent Challenge against Licensors or assists others in bringing a Patent Challenge against Licensors (except as required under a court order or subpoena or as part of proceedings initiated by a patent office and not provoked by Licensee or its Affiliate), then Penn, on behalf of both Licensors, may immediately terminate this Agreement. If a Sublicensee or any Sublicensee Affiliate brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena or as part of proceedings initiated by a patent office and not provoked by Sublicensee or its Affiliate), then Penn, on behalf of both Licensors, may send a written demand to Licensee to terminate the Sublicense. If Licensee fails to terminate the Sublicense within forty five (45) days after Licensors’ demand, Penn, on behalf of both Licensors, may immediately terminate this Agreement.
9.5    License Survival. Upon any expiration of this Agreement under Section 9.1 (but not earlier termination), the licenses granted to Licensee under Sections 2.1, 2.2 and 2.3 shall become fully paid-up and perpetual, on a country-by-country basis or with respect to the Licensed Territory, as applicable.
9.6    Licensee Payment Defaults. Licensee’s cure period under Section 9.3 shall be decreased to [**] upon the occurrence of the second separate failure by Licensee within any consecutive two-year period to pay at least [**] percent ([**]%) of any monies due under this Agreement when due.
9.7    Effects of Certain Terminations. In the event of termination of this Agreement pursuant to Section 9.2, 9.3, or 9.4, the licenses granted to Licensee under Sections 2.1, 2.2 and 2.3 shall terminate, but Licensee may elect to have any then-existing Sublicenses survive as direct licenses from Licensors (provided that the applicable Sublicensees are in good standing thereunder and are not in material breach of any material obligation or term under this Agreement including Section 2.4) and such survival will be accepted by Licensors. Each Sublicense surviving as a direct license as set forth herein will remain in full force and effect with Licensors as the licensor or sublicensor instead of Licensee, but the duties and obligations of Licensors under such surviving Sublicenses will not be greater than the duties of Licensors under this Agreement, and the rights of Licensors under such surviving Sublicenses will not be less than the rights of Licensors under this Agreement.
9.8    Accrued Obligations. Termination of this Agreement for any reason does not release either Licensee or Licensors from any obligation that matured prior to the effective date of termination. Licensee remains obligated to provide an accounting for and to pay royalties earned as well as pay any other amounts due including patent expenses incurred during the term of the Agreement. Licensee may prorate any minimum royalties that are due as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee and its Sublicensees may, however, during the [**] after the effective date of termination, sell any Licensed Products that are in inventory and complete and sell Licensed Products that are in the process of manufacture, provided that Licensee provides an accounting for and pays all earned royalties and other payments that are due under the terms of the Agreement for such sales of Licensed Products.
9.9    Survival. Upon termination of the Agreement for any reason, defined terms and the following sections of the License Agreement remain in force as non-cancelable obligations: 4.8, 5.3, 6 (except 6.3(c) and 6.3(d)), 8.5, 9.7-9.11, 11, 12, 13 (except 13.3), 14, 15.1, 15.2, 15.3, 15.5(a), 15.6, 15.7, 15.8, 15.10, 15.11, 15.12, 15.13, 16, 18 and 20.
9.10    Upon early termination (but not expiration) of the Agreement for any reason, Licensee shall, at its option, return to Penn and UFRF or destroy (followed by written certification by Licensee of such destruction) all Licensed Information and Know-How Controlled by Licensee, its Affiliates or Sublicensees as the date of termination, and shall cease using all Licensed Information and Know-How for any purpose (other than any further use that is necessary to comply with any applicable regulatory requirements arising from studies and trials initiated prior to notice of termination of this Agreement, for which Licensee shall provide Penn with a semiannual written summary of any ongoing uses of the Licensed Information and Know-How, including the purpose of such ongoing uses and the expected duration of such uses, and shall confirm in writing when such use has ceased).
9.11    In the event of termination of this Agreement pursuant to Section 9.2, Licensee agrees to promptly meet with Licensors and consider Licensors’ interest in obtaining, on commercially reasonable terms, a license to or assignment of Licensee’s right, title and interest in any Licensed Product in the possession or control of Licensee and in any intellectual property developed by or on behalf of Licensee relating to this Agreement, including, whether or not patentable, (i) data (including but not limited to preclinical data and clinical data), (ii) reports including, but not limited to, study reports, (iii) manufacturing data, batch records, and reports, (iv) inventions, and (v) documents submitted to and received from regulatory agencies and documents relied on in support of regulatory filings, in each case generated by or on behalf of the Licensee and in the possession or control of the Licensee. For the avoidance of doubt, Licensee has sole discretion as to whether to enter into such a license or an assignment with Licensors.
Section 10    No Discrimination Neither Licensors nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status. However, a breach of this Section 10 by any party shall not entitle any other party(ies) to terminate this Agreement so long as the breaching party is taking good faith efforts to investigate, and if applicable, remediate (including via discipline) such discrimination in compliance with applicable discrimination laws. For the avoidance of doubt, an alleged discrimination shall not constitute a breach of this Section 10.

Section 11    Assignability
(a)    This Agreement may not be transferred or assigned by Licensee except with the prior written consent of Licensors, except that Licensee may assign this Agreement without prior written consent of Licensors (i) to a wholly-owned Affiliate, (ii) to an Affiliate that is not wholly-owned if Licensee (or its successor following an assignment pursuant to this Section 11) has a market capitalization of at least [**] Dollars ($[**]) at the time of such assignment, and in the case of (i) and (ii) provided that Licensee remains liable for any breach of this Agreement by the Affiliate, or (iii) in connection with sale or transfer of all or substantially all of the business or the assets, as applicable, of the  business to which this Agreement relates, including by way of sale of assets, merger or consolidation, and in each case of (i), (ii) and (iii)  provided that (A) there exists no uncured financial breach by the Licensee or its Affiliates of any material term of this Agreement, including those caused by a Sublicensee at the time of the assignment; (B) within [**] of the consummation of such transaction, Licensee shall give notice of the transaction to Licensors; and (C) the assignee agrees in writing to (x) be legally bound by this Agreement; (y) assume responsibility for any and all liabilities that arose under this Agreement prior to the effective date of the proposed assignment of this Agreement, and (z) deliver to Licensors an updated Development Plan within [**] after the closing of the proposed transaction.
(b)    This Agreement may not be transferred or assigned by any of the Licensors except with the prior written consent of Licensee, except that any Licensor may assign this Agreement (i) to an Affiliate or (ii) in connection with sale or transfer of all or substantially all of the business and assets of such party to which this Agreement relates, including by way of sale of assets, merger or consolidation, in each case ((i) or (ii)) without prior written consent of Licensee, provided that such Licensor shall provide prompt written notice to the other parties following such assignment. Licensors shall not assign any Patent Right or their rights in the Licensed Information or Know-How licensed hereunder to any Third Party other than in connection with a permitted assignment of this Agreement.
(c)    Any attempted assignment in contravention of this Section 11 is void and constitutes a material breach of this Agreement. Any new permitted assignee shall assume all responsibilities under this Agreement and agree in writing to the non-assigning parties to be bound by this Agreement.
Section 12    Dispute Resolution
12.1    Mandatory Procedures. Before either Licensee or Licensors intend to file a lawsuit against the other(s) with respect to any matter in connection with this Agreement, except with regard to any payments made or due under this Agreement, it shall first comply with the procedures set forth in this Section 12, other than for injunctive relief to enforce the provisions of this Section 12.
(a)    When a party intends to invoke the procedures set forth in this Section 12, it shall provide written notice to the other parties. Within [**] after the date of that notice, senior representatives of the Licensee and of the Licensors shall engage in good faith negotiations at a mutually convenient location to resolve the dispute. In the case of Licensors, that representative is the Managing Director of the Penn Center for Innovation, who may act as the representative for both Licensors if UFRF has given its prior written consent for Penn to represent UFRF in the dispute resolution process, otherwise UFRF shall designate a representative to represent UFRF.

In the case of Licensee, that representative is the Chief Financial Officer, General Counsel or individual of equivalent authority.
(b)    If such representatives fail to meet within the time period set forth in Section 12(a) or if either Licensee or Licensors subsequently determine that negotiations between the representatives are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other parties stating with particularity the issues that remain in dispute.
(c)    Not more than [**] after the notice of issues, the Managing Director of the Penn Center for Innovation of Penn and UFRF’s designated representative (or Penn acting on behalf of both Licensors if UFRF has given its prior written consent for Penn to represent UFRF in the dispute resolution process) and the Chief Executive Officer of the Licensee shall meet and engage in good faith negotiations at a mutually convenient location to resolve the dispute.
12.2    Failure to Resolve Dispute. If (a) any issue is not resolved within [**] after the first meeting pursuant to Section 12.1(c) or (b) there is a dispute regarding payments made or due under this Agreement, either Licensee or Licensors may file appropriate administrative or judicial proceedings with respect to the issue in dispute. The parties agree to consider in good faith any proposals to address issues through alternative dispute resolution.
Section 13    Indemnification; Liability; Insurance
13.1    Indemnity.
(a)    Licensee and Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Penn, the University of Pennsylvania, UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida and each of their directors, trustees, officers, employees, and agents, the inventors of the Patent Rights, and the creators of the Licensed Information, regardless of whether the inventors are employed by the University of Florida or the University of Pennsylvania at the time of the claim (each individually, an “Indemnitee” and collectively, the “Indemnitees”), harmless against any and all claims and liabilities, damages, costs and expenses, including legal expenses and reasonable attorneys’ fees, arising from a Third Party claim (or resulting from UFRF’s or Penn’s enforcing this indemnification clause against Licensee or a Sublicensee with respect to such a Third Party claim), arising out of (i) death of or injury to any person or persons or out of any damage to property, including product liability claims, or any other claim, proceeding, demand, expense or liability resulting from the development, production, manufacture, sale, use, consumption, marketing, or advertisement of Licensed Products by Licensee or any Sublicensee(s) or arising from (ii) any exercise of a right or the performance of any obligation of Licensee or any Sublicensee(s) under this Agreement, (iii) any enforcement action or suit brought by Licensee or a Sublicensee against a Third Party for infringement of Patent Rights and (iv) any claim by a Third Party that the practice of the Patent Rights or the design, composition, manufacture, use, sale, or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark, or other intellectual property right of such Third Party; provided that a Sublicensee’s obligations pursuant to this Section 13.1 shall only apply with respect to actions or omissions of such Sublicensee.
(b)    Licensee’s and any Sublicensee’s obligations under Section 13.1(a) are conditioned upon the applicable Indemnitee (i) providing written notice to the indemnifying party of any claim, demand or action arising out of the indemnified activities within [**] after the Indemnitee has knowledge of such claim, demand or action; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; and (iii) assisting the indemnifying party, at the indemnifying party’s expense, in the investigation of, preparation of and defense of any such claim or demand; provided that, if the Indemnitee fails to notify the indemnifying party without undue delay pursuant to the foregoing clause, the indemnifying party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure. Notwithstanding the foregoing, if in the reasonable judgment of the Indemnitee, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the Indemnitee, the Indemnitee may waive its rights under Section 13.1(a) and control the defense or settlement thereof. The indemnifying party may compromise or settle any indemnified claim or demand without the applicable Indemnitee’s prior written consent, provided that such compromise or settlement includes (i) an unconditional and complete release of the applicable Indemnitee from any and all liability in respect of such claim or demand (other than any financial liability assumed by the indemnifying party), (ii) does not commit any Indemnitee to take, or forbear to take, any action, and (iii) does not grant any rights under the Patent Rights or Licensed Information except for Sublicenses permitted under Section 2.4. Notwithstanding the above, the Licensors at all times reserve the right to retain counsel of their own to defend the interests of UFRF and Penn, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, the University of Pennsylvania and the inventor(s); provided that any such counsel shall be at the applicable Licensor’s expense unless an actual conflict of interest between the indemnifying party and the applicable Indemnitee(s) exist, in which case, the indemnifying party shall be liable for reasonable attorneys’ fees of up to one law firm for each Licensor taken together with its associated Indemnitees.
(c)    Licensee’s and Sublicensee(s)’ obligations under this Section 13.1 shall not apply to the extent that the Third Party claim arises out of the gross negligence or intentional misconduct of UFRF or Penn, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, the University of Pennsylvania or inventor(s) employed by any of them, as determined by a court of law, in which case, as between the Licensors, the party to which the gross negligence or intentional misconduct is attributable (i.e., UFRF or Penn) is responsible for their own liability.
13.2    Limitation of Liability. EXCEPT WITH RESPECT TO THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF LICENSEE UNDER THIS AGREEMENT, NEITHER LICENSEE NOR LICENSORS WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

13.3    Insurance. Licensee warrants that it now maintains and will continue to maintain and that it will procure that its Sublicensee(s) will maintain, liability insurance coverage (which, in the event that Licensee or a Sublicensee has a market capitalization of at least [**] Dollars ($[**]), may consist of self-insurance) appropriate to the risk involved in developing, producing, manufacturing, conducting clinical trials for, selling, marketing, using, leasing, consuming, or advertising Licensed Products (the “Required Insurance Coverage”). The Required Insurance Coverage shall list UFRF, Penn, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, the University of Pennsylvania, the inventors of the Patent Rights and the creators of the Licensed Information as additional insureds. Within [**] after the execution of this Agreement and thereafter annually between [**] of each year, Licensee will present evidence to Licensors that the Required Insurance Coverage is being maintained. In addition, Licensee shall provide Penn with at least [**] prior written notice of any cancellation of the Required Insurance Coverage.
Section 14    Use of Names
Licensee and its Sublicensee(s) may not use the names or logos of Penn, the University of Pennsylvania, UFRF or the University of Florida, nor of any of the foregoing institution’s employees, agents, or affiliates, nor the name of any inventor of Patent Rights, Licensed Information or Know-How, nor any adaptation of those names, in any promotional, advertising or marketing materials or any other form of publicity, or to suggest any endorsement by these entities or individuals, without the prior written approval of the applicable party in each case.
Section 15    Miscellaneous
15.1    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.
15.2    Independent Contractors. Licensee and Licensors are independent contractors and not joint venturers or partners.
15.3    Integration; Amendments. This Agreement constitutes the full understanding between the parties with reference to its subject matter, and no prior statements or agreements by the parties, whether oral or in writing, including the Option Agreement, may modify the terms of this Agreement. However, the Penn SRA and any confidentiality agreements entered into by or among the parties before the Effective Date relating to the subject matter hereof shall each survive in accordance with their terms. Neither Licensee nor Licensors may claim any amendment, modification, or release from any provisions of this Agreement, unless the mutual agreement is in writing and signed by Licensee and the applicable Licensors.
15.4    No Security Interest. Licensee may not encumber or otherwise grant a security interest in any of the rights granted under this Agreement to any Third Party.

15.5    Laws and Regulations. Licensee shall comply with all local, state, federal, and international laws and regulations that are applicable to the development, manufacture, use, and sale of Licensed Products, including:
(a)    Licensee acknowledges that it is subject to and agrees to abide by United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of those items may require a license from the cognizant agency of the United States Government or written assurances by Licensee that it will not export items to certain foreign countries or persons without prior approval by that agency. Licensors neither represent that a license is or is not required nor represent that, if required, it will be issued.
(b)    Licensee shall obtain all necessary approvals from the United States Food & Drug Administration, Environmental Protection Agency, Department of Agriculture and any similar governmental authorities of foreign jurisdictions in which Licensee intends to make, use, or sell Licensed Products.
15.6    Force Majeure. Neither Licensee nor Licensors are responsible for default, delay, or failure to perform, if such default, delay or failure to perform is due to causes beyond the party’s reasonable control, including, but not limited to, strikes, lockouts, inactions of governmental authorities, war, fire, hurricane or other natural disaster, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch when the causes are removed. In the event of a default, delay or failure to perform described in this Section 15.6, any date or times by which Licensee or Licensors are scheduled to perform is extended automatically for a time equal to the time lost by reason of the excused default, delay or failure to perform.
15.7    Severability.    If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.
15.8    No Other Rights to Licensor Intellectual Property. Except as expressly provided herein, nothing in this Agreement shall be construed as granting to Licensee any additional ownership interest, license, express or implied, or other right, in or to any technology or intellectual property of Licensors, including know-how, patents, patent applications, trade secrets, products, formulations, delivery devices and chemical or biological materials.

15.9    Compliance with Export Regulations. None of Licensee, its Affiliates, and Sublicensees shall export any technology licensed to it under this Agreement except in compliance with United States export laws and regulations.
15.10    Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.
15.11    Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
15.12    No Strict Construction; No Prior Drafts. The parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.
15.13    Interpretation. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Appendices); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a party or the parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.
Section 16    Notices
The parties shall provide any notice required to be given pursuant to this Agreement in writing to the addresses listed in this Section 16, except that any notice to be provided by Licensee to Licensors shall be deemed to be properly provided and effective if delivered to Penn. Notice is effective on the day it is delivered personally with written receipt from an authorized signatory and on the second day after the day on which the notice has been sent for next day delivery prepaid to a nationally recognized courier service.

If to UFRF:

President
University of Florida Research Foundation, Incorporated
223 Grinter Hall University of Florida
P. O. Box 115500
Gainesville, FL 32611-5500

with a copy to:

Office of Technology Licensing University of Florida
Attn: Director (Rm. 112)
747 SW 2nd Avenue
Post Office Box 115575
Gainesville, Florida 32611-5575

If to Licensee:

Ophthotech Corporation
One Penn Plaza, Suite 3520
New York, NY 10119

Attention: Legal Department

with a copy to:

WilmerHale LLP
60 State Street
Boston, MA 02109

Attention: Steven D. Barrett, Esq. (steven.barrett@wilmerhale.com)

If to Penn:

Penn Center for Innovation
University of Pennsylvania
3160 Chestnut Street, Suite 200
Philadelphia, PA 19104-6283
Attention: Managing Director

with a copy to:

University of Pennsylvania
Office of General Counsel
2929 Walnut Street, Suite 400
Philadelphia, PA 19104-5509
Attention: General Counsel

Section 17    United States Government Interests; [**] Rights
17.1    The United States Government has funded Grant No. EY021721 during the course of or under which any of the inventions of the Patent Rights was conceived or reduced to practice. The United States Government is entitled under the provisions of 35 U.S.C. §202-212 and applicable regulations to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced those inventions for or on behalf of the United States throughout the world. Any license granted to Licensee in this Agreement is subject to that license. If any invention claimed in the Patent Rights or described in Licensed Information was funded by the United States Government, Licensee agrees that Licensed Products that are used or sold in the United States will be manufactured substantially in the United States unless a waiver is obtained, at Licensee’s expense, from the appropriate Untied States Government agency with respect to the requirement of United States manufacturing preference.

17.2    This Agreement is subject to the obligations to the [**] with respect to patient assistance programs set forth in Appendix H.
Section 18    Confidentiality
18.1    Unless required by Pennsylvania law or other applicable law, the parties (a) may only use one another’s Confidential Information (as defined below) as necessary to perform the obligations or exercise the rights set forth in this Agreement, (b) may not disclose any other party’s Confidential Information to any Third Party, and (c) shall protect one another’s Confidential Information with the same degree of care that they exercise with their own Confidential Information but in no event less than a reasonable degree of care.  Notwithstanding the foregoing, the parties may disclose this Agreement and Confidential Information to their authorized Affiliates, directors, officers, employees, consultants, attorneys, accountants, subcontractors, Sublicensees, potential Sublicensees, investors, potential investors, lenders, potential lenders, acquirers, potential acquirers or agents who are bound by similar confidentiality provisions. For the purposes of this Agreement, “Confidential Information” means the terms of this Agreement and information disclosed by one party to another in connection with this Agreement that is marked “confidential” by the disclosing party or that is confirmed in writing within [**] after verbal disclosure.  Confidential Information does not include information that (i) is publicly known; (ii) is already known or independently developed without use of the Confidential Information as shown by written records; (iii) is disclosed by a Third Party having no known obligation of confidentiality with respect to the Confidential Information; or (iv) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, including to comply with applicable disclosure requirements under United States securities regulations and rules of any stock exchange on which shares of the disclosing party are listed. These confidentiality obligations remain effective for (x) in the case of the terms of this Agreement, the period during which this Agreement remains in effect plus [**] and (y) in the case of other Confidential Information, [**] after disclosure of the Confidential Information.
18.2    Notwithstanding Section 18.1, a party may disclose Confidential Information of another party to the extent such disclosure is reasonably necessary in the following instances:
(a)    Prosecuting patent rights in accordance with this Agreement; provided that the non-filing party whose Confidential Information is being disclosed is given a reasonable opportunity to review the proposed disclosure of such Confidential Information;
(b)    making filings with Regulatory Authorities or otherwise complying with applicable laws or submitting information to tax or other governmental authorities;
(c)    for Regulatory Approval of Licensed Products; or
(d)    to the extent mutually agreed to in writing by the parties.
18.3    In the event that UFRF receives a request for Confidential Information pursuant to the Florida Public Records Act, Fla. Stat. §119.07, it is the parties’ intent that UFRF will rely on the exemption set forth in paragraph (2) of Florida Education Code, Fla. Stat. § 1004.22 to avoid disclosure of Confidential Information in connection with such request. In the event that UFRF determines in good faith that such exception is not applicable, UFRF shall provide Licensee or Penn, as applicable, with advance written notice prior to making any disclosures of such party’s Confidential Information pursuant to any such public records request.
18.4    During the term of this Agreement, neither the Penn Principal Investigators nor UF Principal Investigators will publicly disclose the [**] Products [**], and in such case, if Penn Principal Investigators or UF Principal Investigators wish to publish, Penn or UFRF, as applicable, will promptly notify Licensee of the applicable disclosure requirement and in any event prior to submission for publication.
Section 19    University Rules and Regulations
Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees, or otherwise or who possess a material financial interest in Licensee are subject to the University of Florida’s rules regarding outside activities and financial interests set forth in University of Florida Regulation 1.011, the University of Florida’s Intellectual Property Policy, and an associated monitoring plan which addresses conflicts of interests. Any term of an agreement between Licensee and such University of Florida personnel which seeks to vary or override the personnel’s obligations to the University of Florida may not be enforced without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida Board of Trustees and UFRF. Furthermore, should an interest of Licensee conflict with the interests of the University of Florida, such University of Florida personnel are obligated to resolve those conflicts according to the rules, guidelines, and policies of the University of Florida.
Section 20    Contract Formation and Authority
20.1    The submission of this Agreement is not an offer, and this document is effective and binding only upon the execution by duly authorized representatives of Licensee and each Licensor. Copies of this Agreement that have not been executed and delivered by UFRF, Penn and Licensee do not evidence an agreement among the parties. Penn, on behalf of Licensors, may terminate this Agreement without the requirement of any notice to Licensee, if Penn, on behalf of Licensors, does not receive the license issuance fee pursuant to this Agreement within thirty (30) days after the Effective Date.
20.2    Each Licensor and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.
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The parties have duly executed this Agreement on the dates indicated below.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By: /s/ Benjamin Dibling________________
Name: Benjamin Dibling, Ph.D.
Title: Executive Director of Licensing, Penn Center for Innovation

Date: April 11, 2019
OPHTHOTECH CORPORATION By: _/s/ Glenn Sblendorio________________ Name: Glenn P. Sblendorio Title: Chief Executive Officer & President Date: April 11, 2019
UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INCORPORATED By: _/s/ Jim O’Connell________________ Name: Jim O’Connell Title: Director of Technology Licensing Date: April 11, 2019